UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 19, 2011

TEXAS INSTRUMENTS INCORPORATED

(Exact name of registrant as specified in charter)

DELAWARE	001-03761	75-0289970
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

12500 TI BOULEVARD

P.O. BOX 660199

DALLAS, TEXAS 75266-0199

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 995-3773

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Texas Instruments Incorporated (the “Company”) has transferred shares of its Common Stock (“Shares”) to a wholly owned subsidiary. The transactions were undertaken between December 19 and 22, 2011, as part of a restructuring by the Company of its subsidiaries following its acquisition of National Semiconductor Corporation in September 2011. The Shares were already issued and held in the Company’s treasury. They will continue to be reflected as treasury shares on the Company’s financial statements and excluded from earnings per share calculations.

A total of 57,887,451 Shares were transferred to the subsidiary in exchange for promissory notes of the subsidiary having an aggregate principal amount of $1.66 billion, representing an amount per share equal to the closing price of the Company’s common stock on the exchange on which the Company’s shares are listed for the trading day immediately preceding the date of transfer.

In connection with the subsidiary restructuring, the Company intends to transfer in the first quarter of 2012 approximately $225 million of Shares held in its treasury to the same subsidiary in exchange for equity of the subsidiary. The Shares will be valued, and the impact on the Company’s financial statements will be, as described above.

In each case, the Shares are voting stock, but in accordance with Delaware law and the Company’s By-Laws, they will not be voted on matters brought before our stockholders or counted for quorum purposes. To the extent required, Section 4(2) of the Securities Act of 1933, as amended, provides an exemption from registration for the transactions described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS INSTRUMENTS INCORPORATED

Date: December 22, 2011	By:	/s/ KEVIN P. MARCH
Kevin P. March
Senior Vice President and
Chief Financial Officer